                                                                        EX - 4.1

                             SUBSCRIPTION AGREEMENT

      This Subscription Agreement (this "Agreement") is entered into as of the last date set forth on the signature page hereof by and between Florida Banks, Inc., a Florida corporation (together with its successors and permitted assigns, the "Issuer"), and the undersigned investor (together with its successors and permitted assigns, the "Investor"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 9.1.

                                    RECITALS

      Subject to the terms and conditions of this Agreement, the Investor desires to subscribe for and purchase, and the Issuer desires to issue and sell to the Investor, all shares of the Issuer's Series C Preferred Stock, par value $100.00 per share (the "Preferred Stock"). The Issuer is offering an aggregate of Fifty Thousand (50,000) shares of Preferred Stock in a private placement to the Investor at a purchase price of $100.00 per share and on the other terms and conditions contained in this Agreement (the "Private Placement").

      The designations, preferences, limitations and relative rights of shares of Preferred Stock are stated in the Articles of Amendment to the Second Amended and Restated Articles of Incorporation of the Issuer, a copy of which is attached as EXHIBIT A.

      The Preferred Stock has been offered only to "accredited investors" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The definition of the term "accredited investor" is attached as EXHIBIT B.

      The Closing (as defined herein) for the Private Placement is expected to be on December 31, 2002, unless extended by the parties hereto.

      THE PREFERRED STOCK HAS NOT BEEN REGISTERED WITH, OR APPROVED BY, THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR OTHER JURISDICTION, AND NO COMMISSION OR STATE SECURITIES LAW ADMINISTRATOR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATION PROVIDED TO THE INVESTOR BY THE ISSUER ENDORSED THE MERITS OF THE PRIVATE PLACEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NOTICE TO FLORIDA RESIDENTS:

      A SALE IN FLORIDA IS VOIDABLE BY THE PURCHASER IN SUCH SALE WITHIN 3 DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER OR, AN AGENT OF THE ISSUER, OR WITHIN 3 DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER (WHEN SALES ARE MADE TO 5 OR MORE PERSONS IN FLORIDA).

      Requests and inquiries regarding this Agreement should be directed to:

                  T. Edwin Stinson, Jr.
                  Chief Financial Officer
                  Florida Banks, Inc.
                  5210 Belfort Road, Suite 310
                  Jacksonville, Florida 32256
                  Telephone:  (904) 332-7772
                  Facsimile:   (904) 296-2820


                               TERMS OF AGREEMENT

      In consideration of the mutual representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
              SUBSCRIPTION AND ISSUANCE OF SERIES C PREFERRED STOCK

      1.1 SUBSCRIPTION AND ISSUANCE OF PREFERRED STOCK. Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to the Investor and the Investor subscribes for and will purchase from the Issuer the number of shares of Preferred Stock set forth on the signature page hereof (the "Shares") for the aggregate purchase price set forth on the signature page hereof, which shall be equal to the product of the number of Shares subscribed for by the Investor times the per share purchase price specified in the above Recitals to this Agreement (the "Purchase Price").

      1.2 LEGEND. Any certificate or certificates representing the Shares shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ANY APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE II
                                     CLOSING

      2.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall take place on a date designated by the Issuer, which date shall be on or before December 31, 2002 (unless such date is extended by the Issuer, in its sole and absolute discretion). The Closing shall take place at the offices of Akerman Senterfitt, One Southeast Third Avenue, Suite 2800, Miami, Florida 33131. At the Closing, unless the Investor and the Issuer otherwise agree, (i) the Issuer shall issue to the Investor the Shares, and deliver to the Investor certificates for the Shares duly registered in the name of the Investor; and (ii) all other agreements and other documents referred to in this Agreement which are required for the Closing shall be executed and delivered.

      2.2 TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

            (a) by mutual written consent of the Issuer and the Investor;

            (b) by the Investor, upon a breach of any material representation and warranty, covenant or agreement on the part of the Issuer set forth in this Agreement, or if any material representation and warranty of the Issuer shall have become untrue in any material respect, in either case such that the conditions in Section 8.1 would be incapable of being satisfied by the date of the Closing; or

            (c) by the Issuer, upon a breach of any material representation and warranty, covenant or agreement on the part of the Investor set forth in this Agreement, or if any material representation and warranty of the Investor shall have become untrue in any material respect, in either case such that the conditions in Section 8.2 would be incapable of being satisfied by the date of the Closing.

      2.3 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 2.2, this Agreement shall forthwith become void, there shall be no liability on the part of the Issuer or the Investor to each other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

      As a material inducement to the Investor entering into this Agreement and subscribing for the Shares, the Issuer represents and warrants to the Investor as follows:

      3.1 CORPORATE STATUS. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. The Issuer is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

      3.2 CORPORATE POWER AND AUTHORITY. The Issuer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The Issuer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      3.4 NO VIOLATION. The execution and delivery by the Issuer of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by the Issuer with the terms and provisions hereof (including, without limitation, the Issuer's issuance to the Investor of the Shares as contemplated by and in accordance with this Agreement), will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under), or violate the Articles of Incorporation or Bylaws of the Issuer or any material Contract to which the Issuer is a party (except to the extent such a default or violation would not have a Material Adverse Effect on the Issuer), or any Requirements of Law applicable to the Issuer, or result in the creation or imposition of any material Lien upon any of the capital stock, properties or assets of the Issuer or any of its Subsidiaries (except where such Lien would not have a Material Adverse Effect on the Issuer). No consents, filings, authorizations or other actions of any Governmental Authority are required for the Issuer's execution, delivery and performance of this Agreement. No consent, approval, waiver or other action by any Person under any Contract to which the Issuer is a party or by which the Issuer or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by the Issuer of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents would not have a Material Adverse Effect on the Issuer.

      3.5 VALID ISSUANCE. Upon payment of the Purchase Price by the Investor and delivery to the Investor of the certificates for the Shares, such Shares will be validly issued, fully paid and non-assessable and no preemptive rights will exist with respect to any of the Shares or the issuance and sale thereof.

      3.6 SEC FILINGS, OTHER FILINGS AND NASDAQ NATIONAL MARKET COMPLIANCE. Since December 31, 1999, the Issuer has made all filings required to be made by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any rules and regulations promulgated thereunder (the "SEC Filings"), and pursuant to any other Requirements of Law (the "Other Filings"). The SEC Filings and the Other Filings, when filed, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and other Requirements of Law. None of the SEC Filings or the Other Filings, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. Each balance sheet included in the SEC Filings (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Issuer and its Subsidiaries as of its date, and each of the other financial statements included in the SEC Filings (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations or other information therein of the Issuer and its Subsidiaries for the periods or as of the dates therein set forth in accordance with GAAP consistently applied during the periods involved (except that the interim reports are subject to adjustments, which might be required as a result of a year end audit, and except as otherwise stated therein).

      3.7 NO COMMISSIONS. The Issuer has not incurred any other obligation for any finder's or broker's or agent's fees or commissions in connection with the transactions contemplated hereby.

      3.8 No Material Adverse Change. Since September 30, 2002, there has been no change or development or combination of changes or developments with respect to the Issuer which, individually or in the aggregate, has had a Material Adverse Effect on the Issuer, and Issuer knows of no such changes or developments which it reasonably believes may occur.

      3.9 USE OF PROCEEDS. The proceeds of the Private Placement, net of expenses, will be used by the Issuer for general corporate and working capital purposes.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

      As a material inducement to the Issuer entering into this Agreement and issuing the Shares, the Investor represents and warrants to the Issuer as follows:

      4.1 POWER AND AUTHORITY. The Investor is an entity duly organized, validly existing and in good standing under the laws of the state of South Carolina. The Investor has the corporate power and authority under applicable law to execute and deliver this Agreement and consummate the transactions contemplated hereby, and has all necessary authority to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby. The Investor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      4.2 NO VIOLATION. The execution and delivery by the Investor of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by the Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate any charter or similar documents of the Investor, if other than a natural person, or any Contract to which the Investor is a party or by which it or its properties or assets are bound, or violate any Requirements of Law applicable to the Investor, other than such violations or defaults which do not and will not have a Material Adverse Effect on the Investor.

      4.3 CONSENTS AND APPROVALS. No consents, filings, authorizations or actions of any Governmental Authority are required for the Investor's execution, delivery and performance of this Agreement. No consent, approval, waiver or other actions by any Person under any Contract to which the Investor is a party or by which the Investor or any of its properties or assets are bound is required or necessary for the execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby.

      4.4 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

      4.5 INVESTMENT INTENT. The Investor is acquiring the Shares hereunder for his, her or its own account and with no intention of distributing or selling such Shares and further agrees not to transfer such Shares in violation of the Securities Act or any applicable state securities law, and no Person other than the Investor has any beneficial interest in the Shares. The Investor agrees that he, she or it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel acceptable to the Issuer, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel acceptable to the Issuer, is exempt from registration or qualification under applicable state securities laws. The Investor understands that the offer and sale by the Issuer of the Shares being acquired by the Investor hereunder has not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Issuer on such exemption from registration is predicated on these representations and warranties of the Investor. The Investor acknowledges that, pursuant to Section 1.2 of this Agreement, a restrictive legend consistent with the foregoing has been or will be placed on the certificates for the Shares.

      4.6 ACCREDITED INVESTOR. The Investor is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D under the Securities Act (a copy of which is attached hereto as EXHIBIT B), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.

      4.7 ADEQUATE INFORMATION. The Investor has received from the Issuer, and has reviewed, all such information which the Investor considers necessary or appropriate to evaluate the risks and merits of an investment in the Shares, including without limitation, the documents and the additional risk factors included on EXHIBIT C. The Investor acknowledges that each of the SEC Filings, including the sections under the heading "BUSINESS - CERTAIN EVENTS THAT MAY AFFECT FUTURE RESULTS" in the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, are specifically incorporated herein by reference and form an integral part of this Agreement. The Investor also acknowledges that the additional risk factors set forth on EXHIBIT C are specifically incorporated herein by reference and form an integral part of this Agreement.

      4.8 OPPORTUNITY TO QUESTION. The Investor has had the opportunity to question, and has questioned, to the extent deemed necessary or appropriate, representatives of the Issuer so as to receive answers and verify information obtained in the Investor's examination of the Issuer, including the information that the Investor has received and reviewed as referenced in Section 4.7 hereof, in relation to his, her or its investment in the Shares.

      4.9 NO OTHER REPRESENTATIONS. No oral or written representations have been made to the Investor in connection with the Investor's acquisition of the Shares, which were in any way inconsistent with the information reviewed by the Investor. The Investor acknowledges that no representations or warranties of any type or description have been made to him, her or it by any Person with regard to the Issuer, any of its Subsidiaries, any of their respective businesses, properties or prospects or the investment contemplated herein, other than the representations and warranties set forth in Article III hereof. Notwithstanding the foregoing, no investigation, opportunity to question or similar action of the Investor shall affect the representations, warranties, covenants or agreements of the Issuer set forth herein.

      4.10 KNOWLEDGE AND EXPERIENCE. The Investor has such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating and investing in common stock and other securities (including the common stock and other securities of speculative companies), so as to enable the Investor to utilize the information referred to in Section 4.7 hereof and any other information made available by the Issuer to the Investor in order to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

      4.11 INDEPENDENT DECISION. The Investor is not relying on the Issuer or on any legal or other opinion in the materials reviewed by the Investor with respect to the financial or tax considerations of the Investor relating to its investment in the Shares. The Investor has relied solely on the representations and warranties, covenants and agreements of the Issuer in this Agreement (including the Exhibits hereto) and on his, her or its examination and independent investigation in making his, her or its decision to acquire the Shares.

      4.12 COMMISSIONS. The Investor has not incurred any obligation for any finder's or broker's or agent's fees or commissions in connection with the transactions contemplated hereby.

      4.13 RESCISSION RIGHTS. The Investor has been advised and hereby acknowledges that, in the event sales of Shares are made to five or more Persons in the State of Florida, the Investor is entitled to void the sale under this Agreement within three days after the first tender of consideration for Shares is made by the Investor to the Issuer, or an agent of the Issuer, or within three days after the availability of that privilege is communicated to the Investor, whichever date occurs later.

                                    ARTICLE V
                                    COVENANTS

      5.1 PUBLIC ANNOUNCEMENTS. Unless required by law (as evidenced by a written opinion of counsel), the Investor agrees not to make any public announcement or issue any press release or otherwise publicly disseminate any information about the subject matter of this Agreement. The Investor shall provide the Issuer with an opportunity for reasonable review and comment with respect to any such public announcement. The Issuer shall have the right to make such public announcements and shall control the timing, form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release, or publication thereof, subject to the reasonable right of the Investor to review and comment.

      5.2 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. Each of the Investor and the Issuer shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it with or to any Governmental Authority in connection with the consummation of the transactions contemplated hereby. The Issuer and the Investor each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Requirements of Law or the rules of the Nasdaq National Market in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. Except as may be specifically required hereunder, neither of the parties hereto or their respective Affiliates shall be required to agree to take any action that in the reasonable opinion of such party would result in or produce a Material Adverse Effect on such party.

      5.3 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other party of the occurrence, or non-occurrence, of any event which would be likely to cause any representation and warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.

      5.4 CONFIDENTIAL INFORMATION. The Investor agrees that no portion of the Confidential Information (as defined below) shall be disclosed to third parties, except as may be required by law, without the prior express consent of the Issuer, provided that the Investor may share such information with such of its advisors as may need to know such information to assist the Investor in its evaluation thereof on the condition that such parties agree to be bound by the terms hereof. All Confidential Information received by the Investor shall be promptly returned or destroyed, as directed by the Issuer. "Confidential Information" means the fact that the Issuer is offering the Shares and all oral or written data, reports, records or materials and any and all other confidential or disclosure information or materials obtained from the Issuer or its professional advisors. Confidential Information excludes information that is publicly available or already known to the Investor through a source not bound by any confidentiality obligation.

                                   ARTICLE VI
                            SERIES D PREFERRED STOCK

As soon as reasonably practical after Closing, the parties agree that they will cooperate in filing an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") seeking approval for Investor to own 50,000 shares of a new Series D Preferred Stock (in substantially the form as attached hereto as Exhibit D or on such other terms as are acceptable to Investor, Issuer and the Federal Reserve). In the event that such application is approved, Issuer would take such action as may be necessary to authorize such Series D Preferred Stock and Investor would surrender its Series C Preferred Stock to the Issuer upon issuance of such Series D Preferred Stock.

                                  ARTICLE VII
                                 INDEMNIFICATION

      7.1 INDEMNIFICATION GENERALLY. The Issuer, on the one hand, and the Investor, on the other hand (each an "Indemnifying Party"), shall indemnify the other from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) or deficiencies resulting from any breach of a representation and warranty, covenant or agreement by the Indemnifying Party and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

      7.2 RESERVED

      7.3 INDEMNIFICATION PROCEDURES. Each Person entitled to indemnification under this Section (an "Indemnified Party") shall give notice as promptly as reasonably practicable to each Indemnifying Party of any action commenced against or by him, her or it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that he, she or it may have otherwise than on account of this indemnity agreement so long as such failure shall not have materially prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party, if and after such assumption the Indemnifying Party shall not be entitled to reimbursement of any expenses incurred by him, her or it in connection with such action except as described below. In any such action, any Indemnified Party shall have the right to retain him, her, or its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary, or (ii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

      8.1 CONDITIONS TO THE OBLIGATIONS OF THE INVESTOR. The obligations of the Investor to proceed with the Closing is subject to the following conditions, any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

            (a) Representations and Warranties. Each of the representations and warranties of the Issuer contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except (i) for changes specifically permitted by this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on the Issuer.

            (b) Agreement and Covenants. The Issuer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

            (c) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement.

      8.2 CONDITIONS TO THE OBLIGATIONS OF THE ISSUER. The obligations of the Issuer to proceed with the Closing is subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

            (a) Representations and Warranties. Each of the representations and warranties of the Investor contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing, except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on the Investor. Unless the Issuer receives written notification to the contrary at the Closing, the Issuer shall be entitled to assume that the preceding is accurate in all respects at the Closing.

            (b) Agreement and Covenants. The Investor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Unless the Issuer receives written notification to the contrary at the Closing, the Issuer shall be entitled to assume that the preceding is accurate in all respects at the Closing.

            (c) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 DEFINED TERMS. As used herein the following terms shall have the following meanings:

            "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

            "Articles of Incorporation" means the Issuer's Second Amended and Restated Articles of Incorporation, as the same may be supplemented, amended or restated from time to time.

            "Closing" has the meaning in Article II of this Agreement.

            "Common Stock" has the meaning in the Recitals to this Agreement.

            "Contract" means any indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Holder" has the meaning specified in Section 6.3 of this Agreement.

            "Issuer" means Florida Banks, Inc., a Florida corporation.

            "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

            "Material Adverse Change (or Effect)" means a change in or effect on the financial condition, properties, assets, liabilities, rights, obligations, operations or business, which change or effect, individually or in the aggregate, is materially adverse to the Issuer and its Subsidiaries taken as a whole.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

            "Preferred Stock" has the meaning specified in the Recitals to this Agreement.

            "Purchase Price" has the meaning specified in Section 1.1 of this Agreement.

            "Requirements of Law" means as to any Person, the articles of incorporation, by-laws or other organizational or governing documents of such person, and any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

            "SEC" means the Securities and Exchange Commission.

            "SEC Filings" has the meaning specified in Section 3.6 of this Agreement.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Shares" has the meaning specified in Section 1.1 of this Agreement.

            "Subsidiary" means as to any Person, a corporation or limited partnership of which more than 50% of the outstanding capital stock or partnership interests having full voting power is at the time directly or indirectly owned or controlled by such Person.

      9.2 OTHER DEFINITIONAL PROVISIONS.

            (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

            (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) All accounting terms shall have a meaning determined in accordance with GAAP.

            (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

            (e) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits hereto) and not to any particular provision of this Agreement.

      9.3 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall subsequently designate in writing to the other party):

            (a)   if to the Issuer to:

                  Florida Banks, Inc.
                  5210 Belfort Road, Suite 310
                  Jacksonville, FL 32256
                  Attention:       T. Edwin Stinson, Jr.
                  Telecopy:        (904) 296-2820

                  with a copy to:

                  Akerman Senterfitt
                  One Southeast Third Avenue, 28th Floor
                  Miami, Florida  33131
                  Attention:       Martin T. Schrier, Esq.
                  Telecopy:        (305) 374-5095

            (b) if to the Investor to the address set forth next to its name on the signature page hereto.

      9.4 REMEDIES.

            (a) Each of the Investor and the Issuer acknowledge that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of such party in this Agreement was not performed in accordance with its terms, and it is therefore agreed that each of the Investor and the Issuer in addition to and without limiting any other remedy or right such party may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of the Investor and the Issuer hereby waive any and all defenses such party may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

            (b) All rights, powers and remedies under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      9.5 ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior or contemporaneous agreements and understandings between or among the parties with respect to such subject matter. The Exhibits constitute a part hereof as though set forth in full above.

      9.6 EXPENSES; TAXES. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Any sales tax, stamp duty, deed transfer or other tax (except taxes based on the income of the Investor) arising out of the issuance of the Shares by the Issuer to the Investor and consummation of the transactions contemplated by this Agreement shall be paid by the Issuer.

      9.7 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

      9.8 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.

      9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

      9.10 HEADINGS. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

      9.11 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida without reference to its principals of conflicts of law.

      9.12 SEVERABILITY. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date of this Agreement. However, any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

                   [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed and delivered as of the date set forth below.

NAME OF INVESTOR:                   ADDRESS FOR NOTICES:

The South Financial Group, Inc.     102 S. Main Street, Greenville, SC 29601
Tax Identification #:               Attention: William P. Crawford, Jr.
                                    Telecopy: 864-239-4605


SIGNATURE:


By:   /s/ William Hummers III
      ------------------------------------
Printed Name:     William S. Hummers III
                  ------------------------
Title: Executive Vice President
Date:  December 31, 2002

Exact Name to appear on Preferred Stock Certificate: The South Financial Group, Inc.

Number of Shares Subscribed For:                   50,000 (10,000 Share minimum)

Aggregate Price (number of Shares purchased multiplied by $100.00)    $5,000,000




ACCEPTED:      FLORIDA BANKS, INC.


            By:  /s/ T. Edwin Stinson, Jr.             Dated:  December 31, 2002
                 --------------------------------------
            Name:    T. Edwin Stinson, Jr.
            Title:   Chief Financial Officer

                                    EXHIBIT A


                              ARTICLES OF AMENDMENT
                                     TO THE
                           SECOND AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                               FLORIDA BANKS, INC.


               The name of the Corporation is FLORIDA BANKS, INC.


      The undersigned certifies, on behalf of the Corporation, that pursuant to the authority contained in its Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), and in accordance with the provisions of Section 607.0602(4) of the Florida Business Corporation Act (the "Act"), the Board of Directors of the Corporation by unanimous written consent, dated December 9, 2002, pursuant to Section 607.0821 of the Act, duly approved and adopted the following resolution, which resolution is effective without approval of the Corporation's shareholders pursuant to Section 607.0602(4) of the Act and remains in full force and effect on the date hereof:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation and Section 607.0602 of the Act, a series of preferred stock of the Corporation be, and it hereby is, created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

      1. Designation. The designation of the series of preferred stock created by this resolution shall be Series C Preferred Stock, $100.00 par value per share (hereinafter referred to as the "Series C Preferred Stock"), and the initial number of shares constituting such series shall be 50,000. Such number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation and upon the consent of the holders of a majority of the Series C Preferred Stock ("Majority Consent"). The Series C Preferred Stock shall rank prior to the common stock of the Corporation, $.01 par value per share (the "Common Stock"), with respect to the payment of dividends and the distribution of assets.

      2. Dividend Rights.

            (a) The holders of shares of Series C Preferred Stock shall be entitled to receive on a per share basis

                  (1) when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends, at an annual rate of 5.0% per share (expressed as a percentage of the $100.00 per share liquidation preference set forth in Section 3 hereof) payable in arrears in quarterly installments to be mailed: (i) no later than forty-five days after the end of the fourth fiscal quarter of each fiscal year of the Corporation; and (ii) no later than fifteen (15) days after the end of the first, second and third fiscal quarters of each fiscal year of the Corporation (the "Regular Dividend") plus,

                  (2) if quarterly dividends on the common stock are ever greater than the Quarterly Equivalent Dividend Amount, the amount of such excess times the Notional Exchange Ratio, payable in the same manner on which the Common Stock dividends are being paid.

            The Quarterly Equivalent Dividend Amount shall be equal to 25% of the Regular Dividend divided by the Notional Exchange Ratio. Dividends on the Series C Preferred Stock will be non-cumulative. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series C Preferred Stock. So long as any shares of Series C Preferred Stock are outstanding,
      (i) the amount of all dividends paid with respect to the shares of Series C Preferred Stock pursuant to this subparagraph shall be paid pro rata to the holders entitled thereto and (ii) holders of shares of Series C Preferred Stock shall be entitled to receive the dividends provided for in this subparagraph in preference to and in priority over any dividends upon any Common Stock.

            (b) The Corporation shall not (i) declare, pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series C Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series C Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of Series C Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

      3.    Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock at that time shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $100.00 per share plus (1) an amount equal to accrued and unpaid dividends thereon through and including the date of such distribution and (2) plus to the extent that distributions under this provision on the Common Stock exceeds the Common Liquidation Equivalent Amount, an amount equal to such excess times the Notional Exchange Ratio, before any distribution shall be made to the holders of any class of stock of the Corporation ranking junior to the Series C Preferred Stock as to the distribution of assets. The Common Liquidation Equivalent Amount shall be equal to $100.00 divided by the Notional Exchange Ratio, plus the Regular Dividend.

            (b) If the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to the Series C Preferred Stock, the holders of Series C Preferred Stock at that time shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

            (c) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph.

      4. Conversion Rights. The shares of Series C Preferred Stock shall not, by its terms, be convertible into any other securities of the Corporation.

      5. Voting Rights. Holders of Series C Preferred Stock shall have no voting rights except as required by law or as expressly provided herein. The following actions may not be taken except upon upon Majority Consent:

            (i) the amendment of the terms of the Series C Preferred Stock; or

            (ii) the authorization any class of stock ranking prior or equal to the Series C Preferred Stock in respect of dividends or distribution of assets on liquidation.

      6. Reacquired Shares. Shares of Series C Preferred Stock redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of the Corporation's preferred stock without designation as to series.

      7. No Sinking Fund. Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.

      8. Mandatory Redemption.

      (a) The Series C Preferred Stock shall be mandatorily redeemable by the Corporation upon a Change of Control and at the Redemption Price.

      (b) For purposes of this Section 8, the following terms shall have the indicated definitions:

      "Change of Control" shall mean a merger or consolidation of the Corporation with any other corporation or the sale or disposition of the Corporation of all or substantially all of the Corporation's assets to another corporation other than (A) a merger or consolidation or sale that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation or sale effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in the federal securities laws), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 25% or more of the combined voting power of the Corporation's then outstanding voting securities; or (C) a plan of complete liquidation of the Corporation.

      "Redemption Price" shall mean, at the election of the holders of the Series C Preferred Stock an amount per share equal to (1) the liquidation preference payable under Section 3, payable in cash or (2) ten times the consideration per common share being received in the Change of Control transaction by holders of the Corporation's Common Stock.

      9. Notional Exchange Ratio. The Notional Exchange Ratio shall be 10 (10 shares of Common Stock for one share of Series C Preferred Stock), which ratio shall be subject to equitable adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar matters in the same manner as if the Series C Preferred Stock were convertible into the Corporation's Common Stock.

      The foregoing Amendment to the Corporation's Second Amended and Restated Articles of Incorporation is filed pursuant to Section 607.1006 of the Act and was duly adopted by the unanimous written consent of the Corporation's Board of Directors without a meeting pursuant to Section 607.0821 of the Act and is effective without approval of the Corporation's shareholders pursuant to
Section 607.0602(4) of the Act.

      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the ____ day of December, 2002.



                                    ------------------------------------------

                                    EXHIBIT B


      As defined in Rule 501(a), an "accredited investor" means:

      (a) A bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), or any savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities Act) whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

      (b) Any private business development company as defined in Section 292(a)(22) of the Investment Advisers Act of 1940;

      (c) Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), corporation, Massachusetts Trust or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

      (d) Any director, executive officer or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

      (e) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

      (f) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year (spouses purchasing securities in this Offering jointly each must individually satisfy the $200,000 annual income test);

      (g) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person having such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

      (h) Any entity in which all of the equity owners are accredited investors.

      In addition, a participant in a defined contribution or profit sharing plan qualified under Section 401 of the Code may be deemed the purchaser of securities for the purpose of determining whether the plan is an "accredited investor" if the following conditions are satisfied: (x) the plan trust must provide for segregated accounts for each plan participant, (y) the plan document must provide the participant with the power to direct the trustee to make each particular investment to the extent of the participant's voluntary contributions plus that portion of employer contributions that have vested to the participant's benefit and (z) the investment in the securities must have been made pursuant to an exercise by the participant of the power to direct the investment of his or her account in the plan trust.

      The Issuer has not adopted any minimum net worth or income criteria beyond those required of "accredited investors" but reserves the right to make an individual evaluation of the suitability of each potential Investor. The Investor's representations will be reviewed to determine the suitability as a purchaser. Satisfaction of the Issuer's suitability standards by a prospective Investor does not represent a determination by the Issuer that the Preferred Stock is a suitable investment for such person. The Investor must consult his or her own professional advisor in order to ascertain the suitability of the investment. The Issuer may make or cause to be made such further inquiry and obtain such additional information as it deems appropriate with regard to the suitability of prospective Investors.

      CERTAIN STATES MAY IMPOSE ADDITIONAL SUITABILITY QUALIFICATIONS FOR INVESTORS WHICH MAY HAVE THE EFFECT OF REQUIRING POTENTIAL INVESTORS TO HAVE A NET WORTH OR ANNUAL INCOME IN EXCESS OF THE MINIMUM REQUIREMENTS SET FORTH HEREIN. IF SUCH OFFERS AND SALES ARE MADE IN SUCH STATES, INVESTORS FROM SUCH STATES WILL BE REQUIRED TO MEET SUCH QUALIFICATIONS IN ORDER TO PARTICIPATE IN THIS OFFERING.

                                    EXHIBIT C


                                   SEC FILINGS


THE INVESTOR IS URGED TO REVIEW THE FOLLOWING DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN AS IF RESTATED HEREIN:

      1. Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      2.    Issuer's 2001 Annual Report to Shareholders.

      3. Definitive Proxy Statement on Schedule 14A relating to the Issuer's 2002 Annual Meeting of Stockholders.

      4. Issuer's Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2002, June 30, 2002 and September 30, 2002

ADDITIONAL RISKS RELATED TO THE PRIVATE PLACEMENT

RESTRICTIONS ON TRANSFERABILITY

The Private Placement has not been, and will not be, registered pursuant to the Securities Act, in reliance on the provisions of an exemption from registration under the Securities Act. The securities offered hereby are also being sold pursuant to exemptions from registration in all states of the United States where they are being offered and sold. The securities offered hereby will be illiquid. No market is expected to develop.

BEST EFFORTS NATURE OF OFFERING

The Private Placement is being made on a "best efforts" basis, with no minimum condition. Consequently, no minimum number of shares of Series C Preferred Stock need be subscribed for in order for the Issuer to complete the sale of any of the shares of Series C Preferred Stock offered hereby and utilize the proceeds therefrom. If fewer than all of the shares of Series C Preferred Stock offered hereby are sold, proceeds available for planned use by the Issuer will be limited.

NO SEPARATE REPRESENTATION OF INVESTORS

The terms of this Private Placement were determined by the Issuer with no separate counsel or advisor for prospective investors. Each prospective investor is advised to seek independent advice and counsel before deciding whether to purchase Shares in the Private Placement.

BROAD DISCRETION AS TO THE USE OF PROCEEDS

Management of the Issuer will have broad discretion in how we use the net proceeds of the Private Placement. The investors will be relying on the judgment of the Issuer's management regarding the application of the proceeds of the Private Placement.

DILUTION RESULTING FROM THE ISSUANCE OF COMMON STOCK IN THE FUTURE

The Issuer has the power to issue Common Stock without shareholder approval, up to the number of authorized shares set forth in its Second Amended and Restated Articles of Incorporation. The issuance of any additional shares of Common Stock by the Issuer in the future may result in a reduction of the book value or market price, if any, of the then-outstanding Common Stock. Issuance of additional shares of Common Stock will reduce the proportionate ownership and voting power of the existing shareholders.

FUTURE CAPITAL NEEDS

The Board of Directors of the Issuer may determine from time to time a need to obtain additional capital through the issuance of additional shares of Common Stock or other securities. There can be no assurance that such shares can be issued at prices or on terms better than or equal to the terms of the Private Placement. In addition, such issuance would dilute the ownership interests in the Issuer of the investors in the Private Placement.

COMMON STOCK IS NOT AN INSURED BANK DEPOSIT

The shares of Series C Preferred Stock offered in the Private Placement are not deposits, savings accounts or other obligations of the Issuer, its subsidiaries or any other depository institution, are not guaranteed by the Issuer or any other entity, will not be insured by the FDIC or any other governmental agency and may not be used as collateral to secure a loan from the Issuer, its subsidiaries or any of their affiliates.

                                    EXHIBIT D


                          ARTICLES OF AMENDMENT TO THE
                           SECOND AMENDED AND RESTATED
                   ARTICLES OF INCORPORATION OF FLORIDA BANKS, INC.
                      ESTABLISHING SERIES D PREFERRED STOCK

                  The name of the Corporation is FLORIDA BANKS, INC.


      The undersigned certifies, on behalf of the Corporation, that pursuant to the authority contained in its Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), and in accordance with the provisions of Section 607.0602(4) of the Florida Business Corporation Act (the "Act"), the Board of Directors of the Corporation by unanimous written consent, dated December 9, 2002, pursuant to Section 607.0821 of the Act, duly approved and adopted the following resolution, which resolution is effective without approval of the Corporation's shareholders pursuant to Section 607.0602(4) of the Act and remains in full force and effect on the date hereof:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation and Section 607.0602 of the Act, a series of preferred stock of the Corporation be, and it hereby is, created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

      1. Designation. The designation of the series of preferred stock created by this resolution shall be Series D Preferred Stock, $100.00 par value per share (hereinafter referred to as the "Series D Preferred Stock"), and the initial number of shares constituting such series shall be 50,000. Such number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation and upon the consent of the holders of a majority of the Series D Preferred Stock ("Majority Consent"). The Series D Preferred Stock shall rank prior to the common stock of the Corporation, $.01 par value per share (the "Common Stock"), with respect to the payment of dividends and the distribution of assets.

      2.    Dividend Rights.

            (a) The holders of shares of Series D Preferred Stock shall be entitled to receive on a per share basis

                  (1) when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends, at an annual rate of 5.0% per share (expressed as a percentage of the $100.00 per share liquidation preference set forth in Section 3 hereof) payable in arrears in quarterly installments to be mailed: (i) no later than forty-five days after the end of the fourth fiscal quarter of each fiscal year of the Corporation; and (ii) no later than fifteen (15) days after the end of the first, second and third fiscal quarters of each fiscal year of the Corporation (the "Regular Dividend") plus,

                  (2) if quarterly dividends on the common stock are ever greater than the Quarterly Equivalent Dividend Amount, the amount of such excess times the Conversion Rate, payable in the same manner on which the Common Stock dividends are being paid.

            The Quarterly Equivalent Dividend Amount shall be equal to 25% of the Regular Dividend divided by the Conversion Rate. Dividends on the Series D Preferred Stock will be non-cumulative.

      The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series D Preferred Stock. So long as any shares of Series D Preferred Stock are outstanding, (i) the amount of all dividends paid with respect to the shares of Series D Preferred Stock pursuant to this subparagraph shall be paid pro rata to the holders entitled thereto and
      (ii) holders of shares of Series D Preferred Stock shall be entitled to receive the dividends provided for in this subparagraph in preference to and in priority over any dividends upon any Common Stock.

            (b) The Corporation shall not (i) declare, pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series D Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series D Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of Series D Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

      3.    Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series D Preferred Stock at that time shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $100.00 per share plus (1) an amount equal to accrued and unpaid dividends thereon through and including the date of such distribution and (2) plus to the extent that distributions under this provision on the Common Stock exceeds the Common Liquidation Equivalent Amount, an amount equal to such excess times the Conversion Rate, before any distribution shall be made to the holders of any class of stock of the Corporation ranking junior to the Series D Preferred Stock as to the distribution of assets. The Common Liquidation Equivalent Amount shall be equal to $100.00 divided by the Conversion Rate, plus the Regular Dividend.

            (b) If the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to the Series D Preferred Stock, the holders of Series D Preferred Stock at that time shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

            (c) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph.

      4. Conversion Rights. The shares of Series D Preferred Stock shall be convertible into shares of Common Stock on the following terms and conditions:

            (a) The Series D Preferred Stock will automatically convert on a ten-for-one (10:1) basis, or the then current adjusted basis as set forth below (the "Conversion Rate"), into shares of authorized but unissued Common Stock upon the occurrence of any of the following:

                  (i) the average market value per share of the Common Stock for any thirty (30) consecutive trading day period is $10.00 per share or greater; or

                  (ii) the Corporation consummates an underwritten public offering of any shares of Common Stock at a price of $10.00 per share or higher.

            (b) Each share of Series D Preferred Stock may be converted, at the Conversion Rate, into shares of authorized but previously unissued Common Stock at any time, at the option of the holder upon the delivery of a fully executed notice of conversion in the form attached hereto as Exhibit A.

            (c) Promptly upon the occurrence of any of the events set forth in Sections 4(a) or 4(b) above and the surrender of the certificate or certificates representing the share or shares of Series D Preferred Stock to be converted, the Corporation shall cause to be issued and delivered to said holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such share or shares. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date of conversion, at which time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

            (d) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series D Preferred Stock. The Corporation shall pay cash for any fractional shares which the Corporation otherwise would have been required to issue upon any conversion of such shares. The amount of such cash shall be determined in accordance with the Conversion Price in effect on the date of such conversion.

            (e) The market value of the Common Stock shall be determined as follows:

                  (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, or traded or listed for trading on the NASDAQ market system or other nationally recognized market, the market value shall be the last reported sale price of the Common Stock on such exchange, system or market on any applicable date (which, in the case of determining the market value of fractional shares issuable upon conversion, shall be the last trading day prior to the date of conversion). If no such sale is made on such day, the market value shall be the average closing bid and asked prices for such day on such exchange, system or market.

                  (ii) If the Common Stock is not so listed, traded or admitted to unlisted trading privileges, the market value shall be the average closing bid and asked prices reported by the National Quotation Bureau, Inc. on any applicable date (which, in the case of determining the market value of fractional shares issuable upon conversion, shall be the last business day prior to the date of conversion). If bid and asked prices are not so reported, the market value shall be an amount determined by the Corporation's independent certified public accountants or other nationally recognized independent certified public accountants or professional appraisal firm specified by the Corporation.

            (f) The Conversion Rate in effect at any time shall be subject to adjustment as follows:

                  (i) The Conversion Rate shall be adjusted if the Corporation
            (aa) declares or makes a distribution or dividend on its Common Stock in shares of its capital stock, (bb) subdivides its outstanding shares of Common Stock into a greater number of shares,
            (cc) combines its outstanding shares of Common Stock into a smaller number of shares or (dd) issues by reclassification of its shares of Common Stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of Common Stock. The Conversion Rate in effect at the time of the record date for such dividend or distribution, or the effective date of any subdivision, combination or reclassification, shall be adjusted so that the holder of any shares of Series D Preferred Stock after such time shall be entitled to receive the number and kind of shares which it would have owned or have been entitled to receive if such shares had been converted immediately prior to such time. Similar adjustments shall be made successively whenever any event listed above shall occur.

                  (ii) In the event of any consolidation of the Corporation
            with, or merger of the Corporation into, any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), the holders of the Series D Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock or other securities of property, including cash, or any combination thereof, receivable upon such consolidation or merger by a holder of the number of shares of Common Stock of the Corporation into which such shares might have been converted immediately prior to such consolidation or merger. The provisions of this subparagraph shall similarly apply to successive consolidations and mergers.

            (g) The Corporation shall at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, such shares of Common Stock as shall be issuable upon conversion of the Series D Preferred Stock. All shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued shares of the Corporation's authorized Common Stock and shall be fully paid and nonassessable, free of all liens and charges and not subject to preemptive rights.

      5. Voting Rights. Holders of Series D Preferred Stock shall have no voting rights except as required by law or as expressly provided herein. The following actions may not be taken except upon upon Majority Consent:

            (i) the amendment of the terms of the Series D Preferred Stock; or

            (ii) the authorization any class of stock ranking prior or equal to the Series D Preferred Stock in respect of dividends or distribution of assets on liquidation.

      6. Reacquired Shares. Shares of Series D Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of the Corporation's preferred stock without designation as to series.

      7. No Sinking Fund. Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

      8. Redemption. The Series D Preferred Stock shall be redeemed by the Corporation at the Redemption Price upon consummation of a Change of Control Transaction.

      9. Definitions. For purposes of these Articles of Amendment, the following terms shall have the indicated definitions:

      "Change of Control Transaction" shall mean a merger or consolidation of the Corporation with any other corporation or sale or disposition of the Corporation of all or substantially all of the Corporation's assets to another corporation other than (A) a merger or consolidation or sale that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation or sale effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in the federal securities laws), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 25% or more of the combined voting power of the Corporation's then outstanding voting securities; or (C) a plan of complete liquidation of the Corporation.

      "Redemption Price" shall mean, at the election of the holders of the Series D Preferred Stock an amount per share equal to (1) the liquidation preference payable under Section 3, payable in cash or (2) ten times the consideration per common share being received in the Change of Control transaction by holders of the Corporation's Common Stock.

      The foregoing Amendment to the Corporation's Second Amended and Restated Articles of Incorporation is filed pursuant to Section 607.1006 of the Act and was duly adopted by the unanimous written consent of the Corporation's Board of Directors without a meeting pursuant to Section 607.0821 of the Act and is effective without approval of the Corporation's shareholders pursuant to
Section 607.0602(4) of the Act.



      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the ____ day of December, 2002.


                                    ------------------------------------------

                                    EXHIBIT A


                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series D Preferred Stock)

      The undersigned hereby irrevocably elects to convert ______ shares of Series D Preferred Stock, represented by stock certificate No(s). __________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of FLORIDA BANKS, INC., a Florida corporation (the "CORPORATION"), according to the conditions set forth in the Corporation's Articles of Amendment to the Second Amended and Restated Articles of Incorporation, dated December __, 2002. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

* The undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name:
         ---------------------------------
Address:
         ---------------------------------

         ---------------------------------


      The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series D Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

Date of Conversion:
                     ---------------------------------

Number of Shares of Common Stock to be Issued pursuant to Conversion of Series D
      Preferred Stock:
                       ---------------------------------
      Signature:
                  ---------------------------------
      Name:
                  ---------------------------------
      Address:
                  ---------------------------------

                  ---------------------------------


*The Corporation is not required to issue shares of Common Stock until the original Series D Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent.

                                      C-1